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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

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                                 FORM 8-A/A


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             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                          HOMESTAKE MINING COMPANY
           (Exact name of Registrant as specified in its charter)


           DELAWARE                               94-2934609
  (State of incorporation                       (I.R.S. Employer
      or organization)                         Identification No.)


                           650 California Street
                    San Francisco, California 94108-2788
       (Address, including zip code, of principal executive offices)


     Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                     Name of each exchange on which
     to be so registered                     each class is to be registered

       Rights to Purchase                        New York Stock Exchange
 Series A Participating Cumulative
        Preferred Stock


          If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.
[ ]

     Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
                              (Title of class)



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Item 1.  Description of Securities to be Registered.

          Homestake Mining Company (the "Company") has amended certain terms of the Rights Agreement dated as of October 16, 1987, as amended as of October 15, 1997, and as of December 3, 1998, between the Company and BankBoston N.A., as successor Rights Agent (as amended, the "Homestake Rights Agreement"). These amendments, which took effect as of February 26, 1999, were made at the request of the Rights Agent and make certain changes in definitions and other provisions that relate to the rights and obligations of the Rights Agent.

          The amendment to the Homestake Rights Agreement is attached hereto as Exhibit 7, which is incorporated herein by reference. The foregoing description of the amendments does not purport to be complete and is qualified in its entirety by reference to that Exhibit.

Item 2.  Exhibits.

          Item 2 is amended by adding thereto the following:


          7. Amendment No. 3 dated as of February 26, 1999, to the Rights Agreement dated as of October 16, 1987, as amended, between Homestake Mining Company and BankBoston N.A., as successor to Bank of America National Trust and Savings Association, as Rights Agent.

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                                 SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   HOMESTAKE MINING COMPANY,

                                   by
                                     /s/ WAYNE KIRK
                                     ---------------------------------
Date:  April 8, 1999                    Name:  Wayne Kirk
                                        Title: Vice President,
                                               General Counsel
                                               and Corporate Secretary

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                             INDEX OF EXHIBITS


                                                               Page Number
                                                                    in
                                                               Sequentially
Exhibit                                                          Numbered
 Number                      Title                              Statement
-------                      -----                             -----------

  7. Amendment No. 3 dated as of February 26, 1999, to the Rights Agreement dated as of October 16, 1987, as amended, between Homestake Mining Company and BankBoston N.A., as successor to Bank of America National Trust and Savings Association, as Rights Agent.


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                                                             EXECUTION COPY


                    AMENDMENT NO. 3, dated as of February 26, 1999, to the
               Rights Agreement dated as of October 16, 1987, and amended as of October 15, 1997, and December 3, 1998 (as amended, the "Rights Agreement"), between HOMESTAKE MINING COMPANY, a Delaware corporation (the "Company"), and BANKBOSTON N.A., a national banking association, as successor to BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking corporation, as Rights Agent (the "Rights Agent").


          WHEREAS the Rights Agent has requested certain modifications to the Rights Agreement; and

          WHEREAS pursuant to Section 26 of the Rights Agreement the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.


          NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Rights Agent agree as follows:

                                 ARTICLE I

                     Amendments to the Rights Agreement

          SECTION 1.01. Section 1 of the Rights Agreement is hereby amended, effective as of the date of this Amendment, by deleting the definition of "Close of Business" in its entirety and by replacing it with the following:

          ""Close of Business" on any given date shall mean 5:00 p.m., Eastern time, on such date; provided, however, that if such date is not a Business Day, "Close of Business" shall mean 5:00 p.m., Eastern time, on the next succeeding Business Day."

          SECTION 1.02. Section 2 of the Rights Agreement is hereby amended, effective as of the date of this Amendment, by deleting the text of Section 2 in its entirety and by replacing it with the following:


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                                                                          2


          "SECTION 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent (the term "Rights Agent" being used herein to refer, collectively, to the Rights Agent together with any such co-Rights Agents). In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine."

          SECTION 1.03. Section 19 of the Rights Agreement is hereby amended, effective as of the date of this Amendment, by adding a new subsection (b) as follows and amending current subsection (b) to be subsection (c):

          "(b) The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises."

          SECTION 1.04. Section 21 of the Rights Agreement is hereby amended, effective as of the date of this Amendment, by adding in subsection (c) the word "gross" before the word "negligence".

          SECTION 1.05. Section 25 of the Rights Agreement is hereby amended, effective as of the date of this Amendment, by deleting the address of the Rights Agent for notices and replacing it with the following:

          BankBoston N.A.
          c/o EquiServe Limited Partnership
          150 Royall Street
          Canton, MA  02021

          Attn:  Client Administration


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                                 ARTICLE II

                               Miscellaneous

          SECTION 2.01. Except to the extent amended by or inconsistent with this Amendment No. 3, the Company and the Rights Agent hereby ratify and reconfirm the Rights Agreement in its entirety.

          SECTION 2.02. This Amendment No. 3 may be executed in any number of counterparts, each of which so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 2.03. THIS AMENDMENT NO. 3 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, PROVIDED, HOWEVER, THAT THE RIGHTS AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the day and year first above written.



                                HOMESTAKE MINING COMPANY,

                                  by
                                    /s/ Wayne Kirk
                                    ---------------------------
                                    Name:   Wayne Kirk
                                    Title:  Vice President


                                BANKBOSTON N.A.,
                                as Rights Agent,

                                  by
                                    /s/ B. Puschendorf
                                    ---------------------------
                                    Name:   Britta Puschendorf
                                    Title:  Senior Account
                                            Manager